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                                                                     EXHIBIT 5.1
                                 March 26, 2002

Anteon International Corporation
3211 Jermantown Road
Suite 700
Fairfax, Virginia 22030-2801

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") of Anteon International Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested by the Company to furnish our opinion as to the legality of up to 6,047,288 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), registered for issuance or resale under the Registration Statement and up to 6,047,288 rights (the "Rights") to purchase Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company attached to such Shares. Of the Shares, 5,607,648 (the "Reserved Shares") are reserved for issuance under the Company's Amended and Restated Omnibus Stock Plan (the "Plan") and 439,640 (the "Issued Shares") have been issued upon the exercise of options granted under the Plan.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company (the "Charter"), (iii) the Certificate

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Anteon International Corporation                                             2

of Designation of the Series A Preferred Stock, (iv) the By-laws of the Company,
(v) the Plan, (vi) the form of the Stock Option Agreement related to the Plan provided to us by the Company, (vii) the Rights Agreement (the "Rights Agreement"), dated as of March 15, 2002, between the Company and American Stock Transfer & Trust Company (the "Rights Agent") and (viii) those corporate records, agreements and other instruments of the Company, and all other certificates, agreements and documents, that we have considered relevant and necessary as a basis for the opinion expressed in this letter.

          In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of original documents to all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents. For purposes of the following opinion, we have also assumed (i) the due authorization, execution and delivery of the Rights Agreement by the Company and the Rights Agent and (ii) the Rights Agreement is a legal, valid and binding obligation of the Rights Agent. As to certain matters of fact (both express and implied), we have relied on representations, statements or certificates of officers of the Company.

          Based upon the above, and subject to the stated assumptions, we are of the opinion that, (i) when issued in accordance with the terms of the Plan and any applicable stock option agreements, the Reserved Shares will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Issued Shares have been duly authorized, and are validly issued, fully paid and non-assessable, (iii) upon the issuance of the Reserved Shares in accordance with the terms of the Plan and any applicable stock option agreements, the Rights attached to the Reserved Shares will be validly issued and (iv) the Rights attached to the Issued Shares have been validly issued.

          Our opinion expressed above is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations and orders under them, which are currently in effect.

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Anteon International Corporation                                             3

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in (i) the prospectus to be distributed to participating employees as required by Rule 428(b)(1) under the Act and (ii) the prospectus included in the Registration Statement. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                Very truly yours,

                  /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON